EX-99.j.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Aberdeen Funds:

We consent to the use of our report dated December 27, 2018, with respect to the financial statements of the Aberdeen Focused U.S. Equity Fund, Aberdeen U.S. Small Cap Equity Fund, Aberdeen China Opportunities Fund, Aberdeen International Equity Fund, Aberdeen Global Equity Fund, Aberdeen Diversified Income Fund, Aberdeen Dynamic Allocation Fund, Aberdeen Diversified Alternatives Fund, Aberdeen Asia-Pacific (ex-Japan) Equity Fund, Aberdeen Emerging Markets Fund, Aberdeen Emerging Markets Debt Fund, Aberdeen Global Unconstrained Fixed Income Fund, Aberdeen International Small Cap Fund, Aberdeen Tax-Free Income Fund, Aberdeen U.S. Multi-Cap Equity Fund, Aberdeen Japanese Equities Fund, Aberdeen U.S. Mid Cap Equity Fund, Aberdeen Dynamic Dividend Fund, Aberdeen Global Infrastructure Fund, Aberdeen Short Duration High Yield Municipal Fund, Aberdeen Income Builder Fund, Aberdeen International Real Estate Equity Fund, Aberdeen Realty Income & Growth Fund, and Aberdeen Ultra Short Municipal Income Fund as of October 31, 2018, incorporated herein by reference, and to the references of our firm under the heading “Financial Highlights” in the Prospectus and in the introduction to and under the headings, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 28, 2019